UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Becton, Jr., Julius W.
   c/o The Wackenhut Corporation
   4200 Wackenhut Drive #100
   Palm Beach Gardens, FL  33410-4243
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Wackenhut Corporation
   WAK and WAK B
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   September, 1, 1998
5. If Amendment, Date of Original (Month/Year)
   July, 1998
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Series B Common Stock      |      |    | |                  |   |           |156                |D     |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Phantom Stock  (1)    |21.196 (|7/31/|A   | |161.099    |A  |     |     |Series B Com|161.099|       |2,356.582   |D  |            |
                      |2)      |98   |    | |           |   |     |     |mon         | (3)   |       |            |   |            |
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Director Stock Option |13.100  |4/30/|    | |           |   |4/30/|2/29/|Series B Com|       |       |2,500       |D  |            |
                      |        |96   |    | |           |   |96   |06   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |20.00   |4/30/|    | |           |   |4/30/|4/29/|Series B Com|       |       |2,000       |D  |            |
                      |        |96   |    | |           |   |96   |06   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |13.875  |4/29/|    | |           |   |4/29/|4/28/|Series B Com|       |       |2,000       |D  |            |
                      |        |97   |    | |           |   |97   |07   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Director Stock Option |22.625  |4/24/|    | |           |   |4/24/|4/23/|Series B Com|       |       |2,000       |D  |            |
                      |        |98   |    | |           |   |98   |08   |mon         |       |       |            |   |            |
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  (Right to buy)      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
NOTES:
  (1) Adjustment for stock splits or dividends made at time of payment.
  (2) Weighted average of three different exercise prices.

  (3) Amending Item 7. Amount or Number of Shares to correct scrivener's error from 16.099 to 161.099.
SIGNATURE OF REPORTING PERSON
/s/ Julius W. Becton BY: J. P. Rowan as Attorney-In-Fact
DATE
9/2/98